Exhibit 10.70
AGREEMENT OF PURCHASE AND SALE
     THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”) is made as of March 14, 2008 (“Agreement Date”), between MONRO MUFFLER BRAKE, INC., a New York corporation, having an address at 200 Holleder Parkway, Rochester, NY 14615 (“Buyer”), and (i) BSA II LLC, a New York limited liability company, with an address at 200 Holleder Parkway, Rochester, New York 14615; (ii) CJA I LLC, a New York limited liability company, with an address at 72 Canfield Road, Pittsford, New York 14534; (iii) Lane Dworkin Properties, LLC, a New York limited liability company, with an address at 415 Park Avenue, Rochester, New York 14607; (iv) AA&L II LLC, a New York limited liability company, with an address at 200 Holleder Parkway, Rochester, New York 14615; (v) Seven Cousins of Rochester, LLC, a New York limited liability company, with an address of 200 Holleder Parkway, Rochester, New York 14615; (vi) Forus Properties LLC, a New York limited liability company, with an address of 415 Park Avenue, Rochester, New York 14607; (vii) Stoneridge 7 Partnership, with an address of 200 Holleder Parkway, Rochester, New York 14615; (viii) 35 Howard Road Joint Venture, with an address of 200 Holleder Parkway, Rochester, New York 14615; (ix) August, August, Lane of Rochester, LLC, a New York limited liability company, with an address of 200 Holleder Parkway, Rochester, New York 14615; (x) The Charles J. and Burton S. August Family Foundation, with an address of 200 Holleder Parkway, Rochester, New York 14615; (xi) Barbara S. Lane and Wendy Dworkin as Trustees

under the Will of Sheldon A. Lane f/b/o Barbara A. Lane, with an address of 415 Park Avenue, Rochester, NY 14607; (xii) Charles J. August, with an address of 14 Dryden Circle, Pittsford, NY 14534; and (xiii) Burton S. August, with an address of 200 Holleder Parkway, Rochester, NY 14615, individually referred to as a “Seller” and in the aggregate “Sellers”.
     WHEREAS, the Sellers are the owners of those respective properties set out on Schedules 1 A through 1 I and
     WHEREAS, the Buyer is the tenant of the respective properties pursuant to those leases set out on Schedules 1 A through 1 I and
     WHEREAS, the Sellers wish to sell the properties to Buyer; and
     WHEREAS, Buyer wishes to purchase the properties from Sellers; and
     WHEREAS, Sellers wish to effect a tax deferred exchange or series of exchanges pursuant to Section 1031 of the Internal Revenue Code (“Code”) with their respective Properties; and
     WHEREAS, the Buyer is willing to cooperate with Sellers to effect such Section 1031 deferred exchange(s); and
     WHEREAS, the parties have agreed upon a purchase price for the Properties.
     NOW, THEREFORE, in consideration of the purchase price and the deposits and other valuable consideration, the receipt which is acknowledged, the Sellers agree to sell and the Buyer agrees to purchase the Properties upon the following terms and conditions:
     1. PROPERTIES: Those parcels of land having the addresses and locations as set forth on Schedules 1 A through 1 I attached hereto, and together with all improvements thereon and rights of Sellers in and to any and all streets, roads, highways, alleys, driveways, easements and rights-of-way appurtenant thereto (each parcel individually the “Property”, collectively the “Properties”).
     2. OTHER ITEMS. All personal property, fixtures and equipment, plans, drawings and specifications at, in, or pertaining to the Properties not owned by Buyer are included in the purchase price and will be transferred to Buyer at closing, except for multi-tenant properties in which case the other tenants’ property shall not be transferred by Seller.
     3. SELLERS’ CODE SECTION 1031 EXCHANGE: As recited above, Buyer acknowledges that it is the intent of the Sellers to effect one or more tax deferred exchanges pursuant to Section 1031 of the Internal Revenue Code (the “Code”). In connection therewith the Sellers’ rights under this Agreement will be assigned to a qualified intermediary identified by Seller during the term of this Agreement (“Qualified Intermediary” as defined in the Code), for purposes of completing such tax deferred exchange pursuant to an agreement between Sellers, and the Qualified Intermediary (“Exchange Agreement”). Buyer agrees to cooperate with Sellers and the Qualified

Intermediary in such a way to complete the exchange provided such co-operation will not delay the schedule of closings beyond June 30, 2009 nor subject the Buyer to any costs in addition to those set forth herein.
     4. PURCHASE PRICE: Buyer shall pay to the respective Seller the purchase price for each of the Properties set forth on Schedules 4 A through 4 I respectively (“Purchase Price”) payable as follows:
          (a) Upon Sellers’ execution of the Exchange Agreement(s) and Buyer’s acknowledgment thereof, Five Thousand Dollars ($5,000.00) per Property as deposit(s) for the transfers, with Underberg & Kessler LLP (“Escrow Agent to be held in escrow in an interest bearing account, in accordance with the further terms of this Agreement and the Exchange Agreement (“Deposits”). All interest on the Deposits shall be treated by Escrow Agent as earned by Buyer. However, upon termination of this Agreement with respect to a particular Property pursuant to Paragraph 16(b), below, the interest on the Deposit for such Property shall be deemed earned by Seller.
          (b) Upon the delivery and recording of the respective deeds pursuant to this Agreement and the Exchange Agreement hereinafter provided, by wire transfer, in each instance, the sum(s) equal to the balance of the respective portion of the Purchase Price, to the Qualified Intermediary, or the Sellers, if an intermediary is not used.

     5. TITLE:
          (a) Title Searches. Buyer shall deliver to Sellers within ten (10) days from the Agreement Date the title searches as herein defined. Buyer and Sellers shall work together to provide, as the case may be, for each Property, current fully guaranteed tax, title, UCC searches, and US District Court searches, with local tax certifications for the municipality, county and school districts in which the respective Property is located. The title search shall cover a period of at least forty (40) years. Notwithstanding the foregoing, Buyer will provide Title Evidence for shop numbers 17, 35, 53, 54, 57 and 58, no later than the date upon which this Agreement is signed by the parties hereto.
          Since the closings are scheduled over an eighteen (18) month period, Seller will provide redated title searches for those Properties which will close subsequent to the closing scheduled for March 14, 2008 not less than forty-five (45) days prior to the scheduled date of the subsequent closings as set forth in Section 10 below.
     (b) Survey. Within thirty (30) days of receipt of the title searches, Sellers shall obtain and furnish to Buyer a current survey of the Properties and improvements prepared and certified by a duly licensed engineer or land surveyor acceptable to Buyer. The survey shall be prepared in accordance with standard survey requirements as set forth in a letter to AA&L II from Parrone Engineering, dated February 22, 2008 and as amended by Buyer on February 25, 2008. Certification shall be to Buyer, Ticor Title Insurance Company (the “Title Company”) and Underberg & Kessler LLP. The legal description used in the deed of conveyance shall include a metes and bounds description which will be prepared by surveyor based upon the respective survey.
          The title searches and surveys shall be referred to collectively as the Title Evidence.
          (c) Title Objections. In the event that Buyer shall raise written objection to the title of any one of the Sellers’ Properties, which, if valid, would render the title to such Property uninsurable, Buyer shall give written notice thereof to the respective Seller(s) within thirty (30) days after receipt of Title Evidence thereof (the “Title Notice”). If Seller(s) fail to cure the objections or obtain, at their expense, a commitment for a policy from the Title Company to insure the title over the objection raised not later than thirty (30) days prior to closing of the respective Property(ies), then Buyer shall have the right to terminate this Agreement with respect to the particular Property, but upon such event occurring Buyer shall continue as tenant pursuant to the lease extension as set forth in Section 15 herein. If Buyer fails to object to the title within thirty (30) days of receipt of Title Evidence, the title shall be deemed acceptable and any title objections are deemed waived to that date. Based upon the subsequent redates, Buyer may issue a subsequent Title Notice if any objection is found in the redated search. Such Title Notice must be given within fifteen (15) days of receipt of such redated Title Evidence.
     6. CONTINGENCY:
          (a) The Buyer, at its expense, may conduct a Phase I and Phase II environmental audit (“Audits”) of all the respective Properties to be purchased hereunder. Buyer shall have sixty (60) days from the date of this Agreement to conduct the Phase I Audits and advise Seller of any objections arising from the contents of the Phase I Audit(s) and whether or not it will conduct a Phase II Audit on the respective Property. In the event the Buyer elects to conduct a Phase II Audit, Buyer shall have an additional sixty (60) days to conduct the Phase II Audit. Buyer must raise any objections to purchasing the Property(ies) based upon the Phase I or Phase II Audits (“Environmental Objections”) within the time frames set forth herein. In the event that Buyer raises an objection with respect to any Property scheduled for the June 30, 2008 closing date then closing may be adjourned to a date not later than September 30, 2008. Buyer’s failure to timely raise an Environmental Objection shall deem the Audits acceptable and further Environmental Objections waived. Notwithstanding the foregoing, in the event that any subsequent event or occurrence caused by Seller or a third party which would give rise to an Environmental Objection by Buyer, Buyer will have the right, upon written notice to Seller within ten (10) days of Buyer’s actual knowledge of the event or occurrence, to conduct further audit(s) and raise an

Environmental Objection based upon the results thereof. The thirty (30) days to object to the Title Evidence and the respective time frames for the Phase I and Phase II Audits shall herein collectively be known as the “Due Diligence Period”. If Buyer elects to conduct a Phase I or Phase II, the Phase I and Phase II reports will be delivered to the Seller upon completion of such reports.
          (b) Due Diligence Period. Buyer may elect to terminate its obligations to purchase such Property(ies) until 5:00 p.m. EST on the last day of the respective Due Diligence Periods by written notice to the respective Seller if any Audit concludes that: (i) Hazardous Substances have been found at the Property in excess of limits permitted by applicable Environmental Law(s), the presence of which predates the possession of the Property(ies) by either: (i) Buyer; or (ii) any predecessor of Buyer which operated an automotive repair facility (including, but not limited to: Tuffy, Kar, Piere, Uniroyal and Midas); or (ii) Seller has failed to respond to an Environmental Objection so as to remediate the Property as required by applicable Environmental Law(s). Buyer may also terminate its obligation to purchase the identified Property if an objection has been raised to the status of title pursuant to Section 5 above which the respective Seller has not cured nor obtained a commitment for title insurance, pursuant to Paragraph 5(c) above. In the event of a termination, the Escrow Agent shall return to Buyer that portion of the Deposit plus interest allocated to the Property which will not be sold hereunder. In such event, Buyer shall continue in possession as tenant pursuant to the lease extension provisions as set forth in Section 16(c) herein. In the event of such termination arising out of an Environmental Objection and invasive testing has occurred on the Property, Buyer shall, to the extent practicable, restore the Property to its existing condition immediately before the conduct of the Phase II Audit and deliver a copy of all reports which are a part of the Phase I and Phase II audits to Seller within twenty (20) days of such termination.
     (c) The Properties set forth on Schedule 6(c) were purchased by Seller’s predecessors from entities which had or were operating gas stations on the respective Properties. The Properties set out in Schedule 6(c) are referred to herein as “Former Gas Stations”.
          Notwithstanding the absence of an Environmental Objection under Section 6(a), with respect to any Former Gas Station, Sellers and their members or shareholders shall jointly and severally be obligated to reimburse Buyer, in an amount not to exceed Fifty Thousand Dollars ($50,000.00) per occurrence (defined as separate spill numbers issued by the responsible government agency) for costs incurred by Buyer, its successors and assigns for the remediation of gasoline contamination, at a Former Gas Station caused by the operator or owner of the Former Gas Station; provided that Buyer, its successors and/or assigns have been unsuccessful in exercising its commercially reasonable attempts to collect said costs from the owner or operator of the Former Gas Station. In the event that Buyer identifies what it believes is gasoline contamination on a property subject to this section, then Buyer shall notify Seller and provide Seller with contemporaneous copies of all material correspondence and tests/studies regarding the contamination. This obligation shall survive closing and continue for a period not to exceed the greater of: (i) seven (7) years from the date Buyer acquired title to the Property which is the subject of such remediation or (ii) the closing of the estate of Burton S. August, Sr. or Charles J. August, whichever shall later occur. The reimbursement shall be paid within sixty (60) days upon a presentation of proof of payment from Buyer setting forth, in reasonable detail, the basis for the remediation and the cost thereof. Upon receipt of reimbursement from the respective Seller or its members or shareholders, Buyer shall subrogate its rights arising out of the particular occurrence to Seller(s). Notwithstanding the foregoing, if Buyer is reimbursed by the responsible party or person of a particular Former Gas Station for its costs already reimbursed by Seller, Buyer shall refund promptly the monies paid by Sellers or their members or shareholders, as applicable.
     (d) For purposes hereof:
          “Environmental Laws” means all federal, state, commonwealth, and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes (whether now or in the future enacted, promulgated or issued) relating to the protection of the Environment or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of

Hazardous Substances or pertaining to the protection of lawn, water, air, health, safety or the environment, and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, commonwealth and local governmental agencies and authorities with respect thereto, whether now or in the future enacted, promulgated or issued, including, without limitation, the laws of the state or commonwealth where the Property is located.
     7. REPRESENTATIONS, WARRANTIES AND COVENANTS:
          (a) Sellers’ Representations and Warranties. Sellers severally represent and warrant to the best of their knowledge without independent investigation to the Buyer as follows (which representations and warranties shall be true and correct as of the date hereof and as of the closing date):
               (i) Title. As of the date hereof, each Seller holds good and marketable fee simple ownership to all the Properties listed in Schedules 1, except for: (i) 965 Jefferson Road, Rochester, New York in which it owns a marketable leasehold interest; (ii) 1860 Stone Road, Rochester, New York in which Stoneridge 7 Partnership holds an equitable ownership interest and in which , Barbara S. Lane and Wendy Dworkin as Trustees under the Will of Sheldon A. Lane f/b/o Barbara S. Lane, The Charles J. and Burton S. August Family Foundation, Burton S. August and Charles J. August hold title of record; and (iii) 35 Howard Road, Rochester, New York in which 35 Howard Road Joint Venture holds an equitable ownership interest and in which Barbara

S. Lane and Wendy Dworkin as Trustees under the Will of Sheldon A. Lane f/b/o Barbara S. Lane, The Charles J. and Burton S. August Family Foundation, and Burton S. August hold title of record.
               (ii) Existence; Authority. Each Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of New York and has power and authority to conduct the business in which it is now engaged.
               (iii) Due Authorization. The execution, delivery and performance of this Agreement by Sellers and the consummation by Sellers of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite actions of each Seller. Assuming the due execution and delivery of this Agreement by Buyer, this Agreement constitutes the valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms.
               (iv) Litigation; No Consent. There is no pending or, to the knowledge of each Seller, threatened litigation or administrative proceedings which, if resolved adversely to such Seller, would adversely affect title to the Property or any part thereof or the ability of any of the Sellers to perform any of its obligations hereunder or the use of the Property by the Buyer as it is presently being used or otherwise materially and adversely affect the Property.

               (v) Notice of Liens. No Seller has received written notice of the intention of any governmental authority to file or impose any liens (other than statutory liens for real estate taxes not yet due and payable) or special assessments against any of the Properties, nor, to any Sellers’ knowledge, do there currently exist any facts or circumstances which would allow any governmental authority the right to file or impose such liens or assessments.
               (vi) Defects; Violations; Condemnation Proceedings. Except as set forth on Schedule 7(a), with respect to each Property, no Seller has received any written notice of (i) any pending or threatened condemnation proceedings, or (ii) any proceedings that could or would cause the change or other material modification of the zoning classification or other legal requirements, applicable to the Property or any part thereof which would materially and adversely affect the Property. There does not exist any court order nor, to any Sellers’ knowledge, does there exist any restriction or restrictive covenant (save and except matters of public record and all laws, statutes, ordinances and regulations of applicable governmental authorities) or other private or public limitation which is reasonably likely to materially and adversely affect the use of the respective Property as presently being operated.
               (vii) Mechanic’s Liens. At Closing, except for payments currently due or to become due under existing contracts for, there will not be any unpaid charges, debts, liabilities, claims or obligations of respective Seller arising from the construction, occupancy, ownership, use or operation of the Property which could give rise to any mechanics’ or materialmen’s or other statutory liens against any of the Properties that will not be paid by the respective Seller at the Closing.
               (viii) Governmental Requirements. No Seller has received written notice from any governmental authority asserting a violation of any municipal laws or zoning requirements or other applicable governmental requirements affecting the respective Properties.
               (ix) Streets and Highways. No Seller has received written notice of any existing plans to widen, modify or realign any street adjoining the respective properties except for the modification of Jefferson Road, Henrietta, New York (Store #3).
               (x) Foreign Person. No Seller is a “foreign person” within the meaning of Sections 1445 and 7701 the Internal Revenue Code of 1986, as amended.
          (b) Sellers’ Covenants. Sellers hereby severally covenant and agree that, after the date of this Agreement and until the earlier of the termination of this Agreement or the last of the Closings:
               (i) No Modification or Assignment to Lease. Except as set forth on Schedule 7(b), no Seller shall assign Buyer’s lease, nor convey any Property except to the Buyer and no Seller shall make any changes in the terms of any of Buyer’s leases for the Property.

               (ii) No Solicitation. Each Seller, on behalf of itself, its agents, contractors and representatives, agrees that during the pendency hereof, it will not accept any offers to purchase or otherwise acquire any of the respective Properties from any party other than the Buyer and will not market the Property to any other parties, other than marketing efforts to maintain lease tenants at Stores #3, #12 and #31.
               (iii) Condemnation; Injury; Damages. Promptly upon obtaining knowledge of the institution of any proceedings for the condemnation of any of the properties, or any portion thereof, or any other proceedings arising out of injury or damage to any of the Properties, or any portion thereof, the respective Seller owning the Property will notify the Buyer of the pendency of such proceedings.
               (iv) Litigation. Each Seller will advise the Buyer promptly of any litigation, arbitration or administrative hearing concerning or affecting the Properties or the ownership and/or operation thereof of which such Seller has actual knowledge or written notice.
               (v) Liens. Except for liens which Sellers shall be obligated to release at or prior to Closing, Sellers shall not grant, consent or permit the filing of any lien or encumbrance against their respective Properties or any portion thereof subsequent to the date hereof.

          (c) Indemnity For Breach by Sellers. Subject to the other provisions hereof, if Closing occurs Sellers shall severally indemnify Buyer and its successors and assigns, against and shall defend and hold the Buyer and its successors and assigns, harmless from, all costs, expenses, and actual damages, including reasonable attorneys’ fees, the Buyer and/or the Buyer’s successors and assigns actually incur because of any breach of any of the representations, warranties or covenants of Sellers herein contained incurred prior to one (1) year after the Closing. Notwithstanding the foregoing, if Buyer has actual knowledge of any such breach prior to Closing and nonetheless proceeds with the Closing, then in such event any such breach shall be deemed waived by Buyer and the Buyer hereby specifically waives any and all rights which it may have to exemplary, punitive or consequential damages as a result of Sellers’ default under this Agreement.
          (d) Buyer’s Representations and Warranties. Buyer represents and warrants to the best of its knowledge without independent investigation to the Sellers as follows (which representations and warranties shall be true and correct as of the date hereof and shall be made as of the closing date).
               (i) Authority. The Buyer has been duly incorporated and is in good standing under the laws of the state of New York and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by requisite action of Buyer. Assuming due execution and delivery of this Agreement by Sellers, this Agreement constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms; and
               (ii) No Violation; Consent. The execution and delivery by the Buyer of, consummation of transactions provided for in, and compliance by the Buyer with all of the provisions of this Agreement will not violate the organizational documents of the Buyer or do not require any approval of holders of any of its debt.
          (e) Buyer’s Covenants
               (i) The Buyer will not terminate any of its leases including, but not limited to, its month to month leases of the Property(ies) except for Landlord’s failure to cure any affirmative covenant of Landlord after 45 days written notice which may be cured within forty-five (45) days, provided however, if said cure requires more than forty-five (45) days to cure and Landlord has commenced to cure that Landlord shall have such time as is reasonable.
               (ii) The Buyer will pay all increases of ground rent incurred by Landlord under the ground lease located at 965 Jefferson Road (Shop No. 3).
               (iii) Except as is expressly provided herein Buyer accepts the Properties in “AS IS/WHERE IS CONDITION” without representation or warranty.
          (f) Indemnity For Breach by the Buyer. Subject to the other provisions hereof, if Closing occurs the Buyer shall indemnify the Sellers and their successors and assigns, against and shall defend and hold Sellers and their successors and assigns, harmless from, all costs, expenses, and actual damages, including reasonable attorneys’ fees, which each Seller and/or Sellers’ successors or assigns actually incur because of any breach of any of the representations, warranties or covenants of the Buyer herein contained incurred prior to one (1) year after the Closing. Notwithstanding the foregoing, if a Seller has actual knowledge of any such breach prior to Closing and nonetheless proceeds with the Closing, then in such event any such breach shall be deemed waived by such Seller. Sellers hereby specifically waive any and all rights which they may have to exemplary, punitive or consequential damages as a result of the Buyer’s default under this Contract.
     8. CLOSING CONDITIONS FOR THE BUYER’S BENEFIT: The obligations of the Buyer to consummate the transaction contemplated hereby are subject to the following conditions, any of which, if not fulfilled by the Closing or as otherwise provided herein, shall entitle the Buyer (at its option) to terminate this Agreement as provided below:
          (a) Absence of Judicial Action. The transactions contemplated under this Agreement to be effected on the closing date(s) shall not have been restrained or prohibited by any injunction or order or judgment rendered by any court or other governmental agency of competent jurisdiction and no proceeding shall have been instituted and be pending in which any creditor of any of the Sellers or any other person seeks to restrain such transactions or otherwise to attach any of the Properties, provided that any such proceeding or action contemplated by this Section 8 shall not be deemed to include any proceeding or action brought by, through or under the Buyer.
          (b) Representations and Warranties. All representations and warranties made by the Sellers herein shall at the time of each Closing be true and correct in all material respects.
          (c) Absence of Litigation. On the respective closing date, Sellers shall have received no written notice of any litigation pending or threatened against any of the Properties, the loss of which would have a material and or adverse effect on the Property.
          (d) Covenants of Sellers. On the closing date(s), all of the covenants and agreements herein on the part of Sellers to be complied with or performed on or before the closing date shall have been fully complied with and performed in all material respects, and there shall exist no material default or material breach by Sellers under this Agreement.
          (e) Execution. On the closing date(s), neither the Properties nor any part thereof or any interest therein shall have been taken by execution or other process of law in any action against Sellers.

          (f) The granting of the easements at Stores #9, #14 and #51, if required, will have been completed. Buyer’s attorney shall prepare the required easements. Buyer and Seller shall split the legal cost of drafting such easements.
     9. CLOSING CONDITIONS FOR SELLERS’ BENEFIT: The obligations of Sellers to consummate the transaction contemplated hereby are subject to the following conditions which, if not fulfilled by the Closing or as otherwise provided herein, shall entitle Sellers, at their option, to terminate the Agreement:
          (a) The 1031 Exchange: The Sellers and applicable Qualified Intermediary shall have entered into an Exchange Agreement. The Buyers shall have executed the acknowledgement of an assignment of rights by Seller under this Agreement to the Qualified Intermediary pursuant to the Exchange Agreement.
          (b) Covenants of the Buyer. All of the covenants and agreements herein on the part of the Buyer to be complied with or performed on or before the closing date(s) shall have been fully complied with and performed.
          (c) Representations and Warranties. All representations and warranties made by the Buyer herein shall have been and remain true and correct in all material respects.
          (d) Absence of Judicial Action. The transactions contemplated under this Agreement to be effected on the closing date shall not have been restrained or prohibited by any injunction or order or judgment rendered by any court or other governmental agency of competent jurisdiction.
     10. CLOSINGS: The transfer of title to the respective Properties shall occur over time but not later than June 30, 2009. The Properties set out on Schedule 10 will close on March 14, 2008. All other Closings will be scheduled as follows:
     The Seller will give written notice setting a specific closing date(s) not less than sixty (60) days from the date of notice (“Noticed Date”). Buyer shall have seven (7) days from receipt of the Noticed Date to accept or reject such date in writing, setting forth its proposed alternate date (“Alternate Date”) said Alternate Date to be no more than ninety (90) days from the Noticed Date. In the case the Alternate Date is rejected by Seller(s), the parties shall have five (5) business days to resolve the closing date, failing which the date shall be a date which is mid point of the time between the Noticed Date and the Alternate Date, as is practical (“New Closing Date”). Sellers will endeavor to avoid a closing of only a single Property. The Sellers will close multiple Properties at each closing if possible.
     Certain closings may be extended or shortened pursuant to paragraph 6 (a) or impacted by timing requirements of IRS Section 1031 in order to maximize Sellers’ opportunity to effect a tax deferred exchange for each Property, therefore the Noticed Date or Alternate Date may be subject to reasonable modification but in no case will any Closing occur after June 30, 2009.

     Notwithstanding the foregoing, Seller will endeavor to close Properties with an aggregate purchase price of not less than Twelve Million Dollars ($12,000,000.00) by December 31, 2008.
     11. (a) Sellers Obligations at the Closings and Closing Documents. At each Closing, the respective Seller shall deliver for the benefit of the Buyer the items specified herein and the following documents and instruments, each duly executed and acknowledged:
               (i) A bargain and sale deed with covenants against grantors’ acts dated as of the closing date, conveying the land and the improvements to the Buyer, subject only to the Permitted Exceptions;
               (ii) assignment of those third party leases as set out on Schedule 11 (a)(ii).
               (iii) AA&L Associates or its successor entity, AA&L II, will purchase from Monroe County the land adjacent to the property at 1860 Stone Road, Rochester, New York and AA&L II will transfer title to the same to Buyer by Bargain and Sale Deed with Covenants. However, Buyer will accept a deed from Monroe County. AA&L II will pay all costs incident to the transfer of title from Monroe County to Seller or Buyer. If title is not conveyed by Monroe County to Buyer, Buyer will pay all recording costs and transfer tax incident to the transfer of title from AA&L II to Buyer.

               (iv) evidence reasonably acceptable to the Buyer or the Title Company authorizing the consummation by respective Sellers of the transaction contemplated hereby and the execution and delivery of the closing documents on behalf of Sellers;
               (v) an executed certificate with respect to each Sellers non-foreign status sufficient to comply with the requirements of Section 1445 of the Code, commonly known as the Foreign Investment in Real Property Tax Act of 1980, and regulations applicable thereto;
               (vi) an executed copy of Internal Revenue Service Form 1099 as required by the Tax Reform Act of 1986, and all regulations applicable thereto.
          (b) Buyer Obligations at the Closing. At the Closings Buyer shall deliver for the benefit of the respective Seller the items specified herein and the following documents and instruments, each duly executed and acknowledged:
               (i) deliver the balance of the Purchase Price for those properties being transferred at that time by wire transfer in immediately available funds to the Qualified Intermediary.
               (ii) deliver evidence reasonably acceptable to Sellers, authorizing the consummation by the Buyer of the transaction contemplated hereby and the execution and delivery of the closing documents on behalf of the Buyer.

          (c) Further Assurances. At the respective Closing(s), the parties shall execute and deliver such other instruments and documents as may be necessary in order to complete the Closing of the transactions contemplated hereunder, the form and content of which shall be reasonably acceptable to them.
     12. PRORATIONS:
          (a) Buyer, as tenant, has been in possession of all Properties with the obligation to pay all real property taxes, assessment and utilities, therefor there will be no adjustments of such cost. There will, however, be a proration of the rent under those leases assigned hereunder pursuant to Schedule 11(a)(ii) and a transfer of any deposits held by Seller(s), as landlord under such lease, to the Buyer.
          (b) In the event that August, August, Lane of Rochester, LLC receives an offer to purchase 1265 Front Street in Binghamton, New York from a third party buyer (“Third Party Buyer”) prior to June 30, 2009 which August, August, Lane of Rochester, LLC is prepared to accept, the Buyer shall have the right to review and approve or disapprove the offer based on its reasonable business judgment based upon the following:
     (i) the sufficiency of cash consideration paid by the Third Party Buyer to permit the buyer to:
          (a) move to a newly constructed building on a new site on Front Street or on the existing site;
          (b) recover its book value of the existing site not to exceed Sixty Thousand Dollars ($60,000.00);

          (c) cover payment by Buyer of Sixty-six Thousand Dollars ($66,000.00) to Seller; and
          (d) receive a reasonable share of any profit realized by August, August, Lane of Rochester, LLC;
     (ii) the suitability of either new site on Front Street; and
     (iii) the assurance that Buyer’s operation at any of the sites will not be interrupted at all.
     13. SURVIVAL:
          (a) Delivery of Documents and Other Items. At the Closings, each Seller will use commercially reasonable efforts to provide the Buyer with the originals of all available documents within Seller’s possession or control, copies of which were provided to the Buyer pursuant to Section 2 hereof, and all documents and records pertaining to the construction of the improvements, to the extent within Seller’s possession or control. All such documents which are located at the Property may be delivered with the Property. Any other such documents shall be made available to the Buyer by Seller at a mutually convenient time and place.
          (b) Closing Costs; Transfer Taxes. The parties shall equally share any costs imposed by Article 31-A of the NY Tax Law, the creation of Title Evidence and recording the deeds and related filings, the cost of redating title searches for all closings and the cost of title insurance premiums. Buyer shall pay for the Phase I and II Audits. Buyer and Seller are paying upfront costs and expenses which are to be shared equally by Buyer and Seller and credited at each property closing. Further, Buyer shall give to the Seller at each Closing a credit in the amount of Seven Hundered Dollars ($700) per Property to defray certain costs.
          (c) Intermediary Cost. Sellers shall pay all cost incident to effecting the 1031 exchange(s), including the fees of the Qualified Intermediaries.
     14. COMMISSIONS:
          No broker was involved in this transaction and the Sellers jointly and severally, and Buyer, shall indemnify, defend and hold each other harmless from and against any and all claims, losses, liabilities, damages, demands, costs and expenses (including actual, reasonable attorneys’ fees at or before the trial level and any appellate proceedings) arising out of any claim made by any realtor, broker, finder, or any other intermediary who claims to have been engaged, contracted or utilized by the indemnifying party in connection with the transaction which is the subject matter of this agreement. This indemnification shall survive all Closings.
     15. FURTHER INSTRUMENTS: The parties will whenever reasonably requested by the other, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided and to carry out the terms and provisions of this Agreement.
     16. TERMINATION AND REMEDIES:

          (a) Sellers’ Default.
               (i) Subject to the provisions of Section 16.(a)(ii) below, if any of the Sellers have not terminated this Agreement with respect to any or all of its Properties pursuant to any of the provisions hereof authorizing such termination, and if prior to or at the Closings of a Property(ies) pursuant to Section 10, any of the Sellers default hereunder or shall have failed to have performed any of the material covenants and/or agreements contained herein which are to be performed by the Sellers, or if any warranty or representation made by and of the Sellers herein is not true and correct in all material respects, the Buyer may, at its option, as its sole and exclusive remedies, either (1) seek specific performance of this Agreement or commence an action for damages, or (2) terminate this Agreement with respect to the respective Property or Properties and the Deposit thereon together with interest will be returned to Buyer.
               (ii) Notwithstanding anything in Paragraph 16(a)(i) to the contrary, the Buyer will, prior to the exercise of the remedies contained in this Section, give the respective Seller(s) written notice (the “Buyer’s Default Notice”) specifying the nature of such default. Until the date which is ten (10) days after receipt of the Buyer’s Default Notice, the respective Seller(s) may, at its or their option, elect to cure such default or waive the option to cure the default; provided, however, Sellers’ failure to give the Buyer written notice of its election within this time period shall be deemed an election by the respective Seller(s) to waive its right to cure the default. If any Seller waives or is deemed to have waived their right to cure the default, the Buyer shall thereafter be entitled to exercise the remedies in accordance with the terms of Section 16.(a)(i). If any Seller elects to cure the default specified in the Buyer’s Default Notice, Seller shall diligently pursue such cure to completion within thirty (30) days (“Seller’s Cure Period”); provided, however, (i) in no event shall Seller’s Cure Period extend beyond thirty (30) days of the scheduled closing as set forth in Section 10, and (ii) if any Seller fails to cure such default within Sellers’ Cure Period to the Buyer’s reasonable satisfaction, the Buyer may exercise its remedies in accordance with the terms of Section 16.(a)(i).
          (b) The Buyer’s Default.
               (i) If the Buyer has not terminated this Agreement with respect to Property pursuant to any of the provisions hereof authorizing such termination and the Buyer defaults hereunder and fails to perform any of the covenants and/or agreements contained herein which are to be performed by the Buyer with respect to such Property, each Seller shall be entitled to the following remedies: (1) seek specific performance of the Agreement with respect to such Property or (2) terminate this Agreement upon written notice with a copy to the Qualified Intermediary and Escrow Agent with respect to the respective Property and the allocated portion of the Deposit plus applicable interest will be forwarded to Seller as liquidated damages.

               (ii) Notwithstanding anything in Paragraph 16(b)(i) to the contrary, Sellers will, prior to the exercise of the remedies contained in this Section, give the Buyer written notice (“Sellers’ Default Notice”) specifying the nature of such default. Until the date which is ten (10) days after receipt of Seller’s Default Notice, the Buyer may, at its option, elect to cure such default or waive the option to cure the default; provided, however, the Buyer’s failure to give the respective Seller(s) written notice of its election within this time period shall be deemed an election by the Buyer to waive its right to cure the default. If the Buyer waives or is deemed to have waived its right to cure the default, Sellers shall thereafter be entitled to exercise the remedies in accordance with the terms of Paragraph 16.(b)(i). If the Buyer elects to cure the default specified in respective Seller(s) Default Notice, the Buyer shall diligently pursue such cure to completion within thirty (30) days (the “Buyer’s Cure Period”); provided, however, (i) in no event shall the Buyer’s Cure Period extend thirty (30) days beyond the closing date with respect to the Property(ies) set forth in Section 10 and (ii) if the Buyer is unable to cure such default within the Buyer’s Cure Period to respective Seller(s) reasonable satisfaction, Seller(s) may exercise its remedies in accordance with the terms of Paragraph 16.(b)(i) hereof.
          (c) In the event that a sale does not occur with respect to any Property for any reason, the current lease shall be automatically extended to June 30, 2019, with two additional five-year renewal options. Such options must be exercised at least nine

(9) months in advance of the termination date of the lease or renewal. The rent for the Property for the first five (5) years of the extension shall be the rent paid in February, 2008 as set forth on Schedule 16(c) attached hereto and increased by ten percent (10%) each five (5) years thereafter.
          (d) Costs and Expenses; Limitation. In the event of any default or alleged default by any Seller or the Buyer hereunder which results in a party seeking to exercise its rights or remedies pursuant to Paragraph 16.(a)(i) or Paragraph 16.(b)(i) above, the prevailing party under this Agreement shall be able to recover from the non-prevailing party on demand all actual, reasonable and necessary out-of-pocket expenses actually paid or incurred by the prevailing party (the party obtaining a non-appealable order or judgment from a court with jurisdiction) in connection with the exercise of its remedies hereunder including, without limitation, reasonable attorneys’ fees.
     17. RISK OF LOSS: If, prior to Closing, the Property or any part thereof shall be condemned or destroyed or materially damaged by fire or other casualty, the Buyer shall bear the risk of loss and shall be entitled to all proceeds of insurance payable as a result of the casualty loss and all awards arising from any condemnation, as the case may be.
     18. NO ASSUMPTION: The Buyer is not and is not deemed to be, a successor of any Seller, it being understood that Sellers are selling to and the Buyer is acquiring only the Property(ies) and the rights and obligations arising thereunder; and it is expressly understood and agreed that, except as may otherwise be expressly provided in this Agreement and in the documents delivered at the Closings, the Buyer has not and does not hereby assume or agree to assume any liability whatsoever of the Sellers.
     19. NOTICES:
          Any notice, request, demand, instruction or other communication to be given to either party hereunder, except those required to be delivered at the Closings, shall be in writing, and shall be deemed to be delivered (a) upon receipt if hand delivered, (b) upon receipt or rejection if delivered by a national overnight air courier service or deposited in U.S. mail, registered or certified mail, return receipt requested, addressed as follows:

If to the Buyer:	Monro Muffler Brake, Inc.
200 Holleder Parkway
Rochester, NY 14615
Attn: Vice President of Real Estate and
General Counsel

John W. Crowe, Esq.
with additional copies to:	Underberg & Kessler LLP
300 Bausch & Lomb Place
Rochester, NY 14604

If to Sellers:	BSA II LLC
200 Holleder Parkway
Rochester, NY 14615

CJA I LLC

72 Canfield Road
Pittsford, NY 14534

Lane Dworkin Properties, LLC
415 Park Avenue
Rochester, NY 14607

35 Howard Road Joint Venture
200 Holleder Parkway
Rochester, NY 14615

Stoneridge 7 Partnership
200 Holleder Road
Rochester, NY 14615

August, August, Lane of Rochester, LLC
200 Holleder Road
Rochester, NY 14615

AA&L II LLC
200 Holleder Parkway
Rochester, NY 14615

Seven Cousins of Rochester LLC
200 Holleder Parkway
Rochester, NY 14615

Forus Properties LLC
415 Park Avenue
Rochester, NY 14607

August, August, Lane of Rochester, LLC
200 Holleder Parkway
Rochester, NY 14615

The Charles J. and Burton S. August
Family Foundation
200 Holleder Parkway
Rochester, NY 14615

Barbara S. and Wendy Dworkin as
Trustees under the Will of Sheldon A.
Lane f/b/o Barbara S. Lane
415 Park Avenue
Rochester, NY 14607

Charles J. August
14 Dryden Circle
Pittsford, NY 14534

Burton S. August
200 Holleder Parkway
Rochester, NY 14615

with a copy to:
AA&L II LLC
72 Canfield Road
Pittsford, NY 14534

with a copy to:
AA&L II LLC
415 Park Avenue
Rochester, NY 14607

with additional copies to:	Robert L. Galbraith, Jr.
28 East Main Street, Suite 1700
Rochester, NY 14614
     20. MISCELLANEOUS:
          (a) Entire Agreement. Except for the Intermediary Agreement, this Agreement and the exhibits attached hereto contain the entire agreement between the parties and supersede all prior and contemporaneous agreements or understandings. No modification or amendment of this Agreement shall be of any force or effect unless made in writing and executed by Sellers and the Buyer. In the event of a conflict between this Agreement and the Exchange Agreement the terms of the Exchange Agreement shall govern.
          (b) Counterparts. This Agreement may be executed in any number of counterparts which together shall constitute the complete agreement of the parties.
          (c) Assignment. Except for the assignments to a replacement qualified intermediary, neither party may assign its interests in this Agreement without the prior written consent of the other party except that Buyer or Seller may assign its interest to an affiliate or subsidiary or family member without consent of the respective Seller(s).
          (d) Dates. Whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date shall fall on Saturday, Sunday or legal holiday under the laws of the State of New York, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday. All references in this Agreement to “the date hereof,” “the date of this Agreement” or similar references shall be deemed to refer to the date set forth in the first paragraph of this Agreement.
          (e) Binding on Successors and Assigns. This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns whenever the context so requires or admits.

          (f) Records. The Buyer shall not record this Agreement, nor any memorandum hereof, in any public records without the prior written consent of Sellers, and any such memorandum which is filed without such consent shall be, in Sellers’ sole discretion, automatically deemed null and void.
          (g) Confidentiality and Public Disclosure. Both parties hereto specifically agree that there shall be no disclosure of any terms or conditions of this Agreement except as required by law or to legal, financial or personal advisors. The Buyer shall hold, and shall cause all of their respective employees and agents to hold, all information furnished to it pursuant to this Agreement, and all information which it obtains pursuant to its inspection, testings and investigations contemplated by Section 6 in confidence except as and to the extent required by law. Sellers and the Buyer covenant and agree that, they will not issue any press releases or otherwise disclose the existence or terms of this Agreement and that they will each hold this Agreement and the particulars thereof and the parties thereto in confidence, except with the reasonable consent of the other party and except as may be required by law or practically necessary to facilitate the transaction, provided that the foregoing will not restrict the ability of Buyer to file this Agreement (and some or all of the exhibits) as an exhibit to a required filing with the SEC and to make disclosures regarding the transactions provided for by this Agreement to the extent Buyer reasonably believes necessary to enable Buyer to comply with securities laws and SEC regulations, the rules of any stock exchange, or the requirements of any filing or registration made by the Buyer as the issuer of publicly traded securities or as part of information provided to its investors and/or financial analysts. The section shall survive closing.
          (h) Termination. Upon any termination permitted under the terms of this Agreement, the Buyer and the respective Seller(s) shall be automatically released and discharged from all further liability and obligations under and in connection with this Agreement, with respect to the specific Property, subject however, to the express provisions of this Agreement that provide for survival of certain covenants and indemnities. No termination of this Agreement shall be effective unless executed by the terminating party and delivered to the other party.
          (i) Reporting Person. The Title Company is hereby designated as the “Reporting Person” pursuant to Section 6045 of the Code and the regulations promulgated thereunder.
          (j) Section and Paragraph Headings. The section and paragraph headings contained in the Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several paragraphs hereof.
          (k) Facsimile Signatures. Executed facsimile copies of this Agreement shall be binding upon the parties herein, and facsimile signatures appearing hereon shall be deemed to be original signatures. Following execution by facsimile by all parties, the parties shall execute four (4) originals of this Agreement and exchange them by overnight courier.
          (l) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, and the laws of the United States applicable to transactions in New York.
     IN WITNESS WHEREOF, the parties have executed this Agreement for the Purchase and Sale of Real Property as of dates set forth below.

BUYER:		MONRO MUFFLER BRAKE, INC.

DATED: 3/14/08	BY:	/s/ Thomas M. Aspenleiter Thomas M. Aspenleiter
Vice President — Real Estate

SELLERS:		BSA II LLC

DATED: 3/14/08	BY:	/s/ Burton S. August Burton S. August

CJA I LLC

DATED: 3/14/08	BY:	/s/ Andrew August as POA Charles J. August

LANE DWORKIN PROPERTIES, LLC
DATED: 3/15/08		BY: Barbara S. Lane and Wendy Dworkin,
as Trustees Under the Will of Sheldon A. Lane
f/b/o Barbara S. Lane

BY:	/s/ Barbara S. Lane Barbara S. Lane, Trustee

BY:	/s/ Wendy Dworkin, Trustee Wendy Dworkin, Trustee

AA&L II LLC

DATED: 3/14/08	BY:	/s/ Burton S. August Burton S. August, Member of BSA II LLC

SEVEN COUSINS OF ROCHESTER LLC

DATED: 3/14/08	BY:	/s/ Andrew August Andrew August

DATED: 3/14/08	BY:	/s/ Jan August Jan August

DATED: 3/14/08	BY:	/s/ Susan A. Eastwood Susan A. Eastwood

DATED: 3/14/08	BY:	/s/ John August John August

DATED: 3/15/08	BY:	/s/ Burton S. August, Jr. Burton S. August, Jr.

DATED: 3/14/08	BY:	/s/ Robert W. August Robert W. August

DATED: 3/14/08	BY:	/s/ Elizabeth August Elizabeth August

FORUS PROPERTIES LLC

DATED: 3/15/08	BY:	/s/ Wendy Dworkin, Member Wendy Dworkin, Member

STONERIDGE 7 PARTNERSHIP

DATED: 3/15/08	BY:	Barbara S. Lane and Wendy Dworkin,
as Trustees Under the Will of Sheldon A. Lane
f/b/o Barbara S. Lane

	BY:	/s/ Barbara S. Lane, Trustee Barbara S. Lane, Trustee

	BY:	/s/ Wendy Dworkin, Trustee Wendy Dworkin, Trustee

The Charles J. and Burton S. August
Family Foundation

DATED: 3/14/08	BY:	/s/ Burton S. August Burton S. August

DATED: 3/14/08	BY:	/s/ Andrew August as POA Charles J. August

DATED: 3/14/08		/s/ Andrew August as POA Charles J. August

DATED: 3/14/08		/s/ Burton S. August Burton S. August

35 HOWARD ROAD JOINT VENTURE

DATED: 3/15/08	BY:	Barbara S. Lane and Wendy Dworkin,
as Trustees Under the Will of Sheldon A. Lane
f/b/o Barbara S. Lane

	BY:	/s/ Barbara S. Lane, Trustee Barbara S. Lane, Trustee

	BY:	/s/ Wendy Dworkin, Trustee Wendy Dworkin, Trustee

The Charles J. and Burton S. August
Family Foundation

DATED: 3/14/08	BY:	/s/ Burton S. August Burton S. August

DATED: 3/14/08	BY:	/s/ Andrew August as POA Charles J. August

DATED: 3/14/08		/s/ Andrew August as POA Charles J. August

AUGUST, AUGUST, LANE OF ROCHESTER, LLC

DATED: 3/14/08	BY:	/s/ John August John August, Member

THE CHARLES J. AND BURTON S. AUGUST
FAMILY FOUNDATION

DATED: 3/14/08	BY:	/s/ Burton S. August Burton S. August

DATED: 3/14/08	BY:	/s/ Andrew August as POA Charles J. August

Barbara S. Lane and Wendy Dworkin
As Trustees Under the Will of
Sheldon A. Land f/b/o
Barbara S. Lane

	BY:	/s/ Barbara S. Lane, Trustee Barbara S. Lane, Trustee

	BY:	/s/ Wendy Dworkin, Trustee Wendy Dworkin, Trustee